                                                                    EXHIBIT 10.9

================================================================================



                               SECURITY AGREEMENT

                                       By

                          WOMEN FIRST HEALTHCARE, INC.,
                                   as Company



                                       and

                                 CIBC WMC INC.,
                               as Collateral Agent


                             ----------------------


                            Dated as of June 25, 2002



================================================================================

                                TABLE OF CONTENTS

                                                                                           Page
                                                                                           ----
PREAMBLE .................................................................................   1

RECITALS .................................................................................   1

AGREEMENT ................................................................................   2

                                           ARTICLE I

                                 DEFINITIONS AND INTERPRETATION

SECTION 1.1    Definitions ...............................................................   2
SECTION 1.2    Interpretation ............................................................  10
SECTION 1.3    Resolution of Drafting Ambiguities ........................................  10

                                           ARTICLE II

                           GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1    Pledge-First Priority .....................................................  10
SECTION 2.2    Pledge-Second Priority ....................................................  11
SECTION 2.3    Secured Obligations .......................................................  12
SECTION 2.4    Security Interests ........................................................  12
SECTION 2.5    No Release ................................................................  12

                                          ARTICLE III

                          PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
                                   USE OF PLEDGED COLLATERAL

SECTION 3.1    Financing Statements and Other Filings; Maintenance of Perfected
                  Security Interest ......................................................  12
SECTION 3.2    Other Actions .............................................................  13
SECTION 3.3    Use and Pledge of Pledged Collateral ......................................  14

                                           ARTICLE IV

                           REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 4.1    Title, Authority and Validity; Preservation of Corporate Existence ........  14
SECTION 4.2    Validity of Security Interests ............................................  14
SECTION 4.3    Limitation on Liens .......................................................  15
SECTION 4.4    Other Financing Statements ................................................  15

                                                                                           Page
                                                                                           ----
SECTION 4.5    Chief Executive Office; Change of Name; Jurisdiction of Organization ......  15
SECTION 4.6    Location of Inventory and Equipment .......................................  16
SECTION 4.7    Condition and Maintenance of Equipment ....................................  16
SECTION 4.8    Corporate Names; Prior Transactions .......................................  16
SECTION 4.9    No Claims .................................................................  16
SECTION 4.10   No Conflicts, Consents, etc. ..............................................  17
SECTION 4.11   Pledged Collateral ........................................................  17
SECTION 4.12   Insurance .................................................................  17
SECTION 4.13   Payment of Taxes; Compliance with Laws; Contesting Liens; Claims ..........  18
SECTION 4.14   Access to Pledged Collateral, Books and Records; Other Information ........  18

                                           ARTICLE V

                           CERTAIN PROVISIONS CONCERNING INTELLECTUAL
                                      PROPERTY COLLATERAL

SECTION 5.1    Grant of License ..........................................................  18
SECTION 5.2    Registrations .............................................................  19
SECTION 5.3    No Violations or Proceedings ..............................................  19
SECTION 5.4    Protection of Collateral Agent's Security .................................  19
SECTION 5.5    After-Acquired Property ...................................................  20
SECTION 5.6    Modifications .............................................................  20
SECTION 5.7    Litigation ................................................................  20

                                           ARTICLE VI

                             CERTAIN PROVISIONS CONCERNING ACCOUNTS

SECTION 6.1    Special Representations and Warranties ....................................  21
SECTION 6.2    Maintenance of Records ....................................................  21
SECTION 6.3    Legend ....................................................................  21
SECTION 6.4    Modification of Terms, etc ................................................  21
SECTION 6.5    Collection ................................................................  22

                                          ARTICLE VII

                                   TRANSFERS AND OTHER LIENS

SECTION 7.1    Transfers of and other Liens on Pledged Collateral ........................  22

                                          ARTICLE VIII

                                            REMEDIES

SECTION 8.1    Remedies ..................................................................  22
SECTION 8.2    Notice of Sale ............................................................  24

                                                                                           Page
                                                                                           ----
SECTION 8.3    Waiver of Notice and Claims ...............................................  24
SECTION 8.4    Certain Sales of Pledged Collateral .......................................  24
SECTION 8.5    No Waiver; Cumulative Remedies ............................................  26
SECTION 8.6    Certain Additional Actions Regarding Intellectual Property ................  26

                                           ARTICLE IX

                                    APPLICATION OF PROCEEDS

                                           ARTICLE X

                                         MISCELLANEOUS

SECTION 10.1   Concerning the Collateral Agent ...........................................  27
SECTION 10.2   Collateral Agent May Perform; Collateral Agent Appointed
                  Attorney-in-Fact .......................................................  27
SECTION 10.3   Expenses ..................................................................  28
SECTION 10.4   Indemnity .................................................................  28
SECTION 10.5   Continuing Security Interests; Assignment .................................  29
SECTION 10.6   Termination; Release ......................................................  29
SECTION 10.7   Modification in Writing ...................................................  29
SECTION 10.8   Notices ...................................................................  30
SECTION 10.9   Governing Law .............................................................  30
SECTION 10.10  Consent to Jurisdiction and Service of Process; Waiver of Jury Trial ......  30
SECTION 10.11  Severability of Provisions ................................................  30
SECTION 10.12  Execution in Counterparts .................................................  30
SECTION 10.13  Business Days .............................................................  30
SECTION 10.14  No Credit for Payment of Taxes or Imposition ..............................  31
SECTION 10.15  No Claims Against Collateral Agent ........................................  31
SECTION 10.16  Obligations Absolute ......................................................  31

SIGNATURES

SCHEDULE 1.1    Prior Liens
SCHEDULE 4.10   Required Consents
SCHEDULE 5.3    Violations or Proceedings


EXHIBIT 1       Form of Company Acknowledgment

ANNEX A         Patents and Trademarks
ANNEX B         Copyrights

                               SECURITY AGREEMENT

          SECURITY AGREEMENT (the "Agreement"), dated as of June 25, 2002, made by Women First HealthCare, Inc., a Delaware corporation having an office at 12220 El Camino Real, Suite 400, San Diego, California 92130 (the "Company"), in
favor of CIBC WMC INC., a [          ] having an office at C/O CIBC Capital
Partners, 425 Lexington Avenue, New York, New York 10017, in its capacity as Collateral Agent pursuant to the Securities Purchase Agreement and Preferred Stock Purchase Agreement (each as hereinafter defined), as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the "Collateral Agent").

                                R E C I T A L S :

          A. The Company and the Purchasers (as defined in the Securities Purchase Agreement) have, in connection with the execution and delivery of this Agreement, entered into the Note and Warrant Purchase Agreement, dated as of June 25, 2002 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Securities Purchase Agreement"), pursuant to which the Company has issued its senior secured notes due 2005 (the "Notes") in the aggregate principal amount of $28.0 million, together with warrants to purchase common stock. It is contemplated that the Company may, after the date hereof, issue Additional Notes (as defined in the Securities Purchase Agreement; the Additional Notes, together with the Notes, the "Securities") pursuant to the provisions of the Securities Purchase Agreement.

          B. The Company and the Purchasers (as defined in the Preferred Stock Purchase Agreement) have, in connection with the execution and delivery of this Agreement, entered into the Preferred Stock Purchase Agreement, dated as of June 25, 2002 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Preferred Stock Purchase Agreement" and, together with the Securities Purchase Agreement, the "Purchase Agreements"), pursuant to which the Company has issued convertible redeemable preferred stock (the "Convertible Preferred Stock") in the aggregate liquidation preference of $13.0 million. It is contemplated that the Company may, after the date hereof, issue Additional Preferred Stock (as defined in the Preferred Stock Purchase Agreement; the Additional Preferred Stock, together with the Convertible Preferred Stock, the "Preferred Stock") pursuant to the provisions of the Certificate of Designation relating to the Preferred Stock (the "Certificate of Designation").

          C. The Company will receive substantial benefits from the execution, delivery and performance of the obligations under the Purchase Agreements and is, therefore, willing to enter into this Agreement.

          D. The Company is or, as to Pledged Collateral (as hereinafter defined) acquired by such Company after the date hereof will be, the legal and/or beneficial owner of the Pledged Collateral pledged by it hereunder.

          E. This Agreement is given by the Company in favor of the Collateral Agent for the benefit of the Secured Parties (as hereinafter defined) to secure the payment and performance of all of the Secured Obligations (as hereinafter defined).

                               A G R E E M E N T :

          NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Collateral Agent hereby agree as follows:

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

          SECTION 1.1 Definitions.

          (a) Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC, including the following terms which are capitalized herein:

          "Accounts"; "Bank"; "Chattel Paper"; "Commercial Tort Claim"; "Deposit Accounts"; "Documents"; "Electronic Chattel Paper"; "Equipment"; "Fixtures"; "Instruments" (as defined in Article 9 rather than Article 3); "Inventory"; "Proceeds"; "Security Entitlement"; and "Tangible Chattel Paper".

          (b) Capitalized terms used but not otherwise defined herein that are defined in the Purchase Agreements shall have the meanings given to them in the Purchase Agreements, including the following terms:

          "Affiliate"; "Business Day"; "Capitalized Lease Obligations"; "Cash Equivalents"; "Date of Closing"; "Debt"; "Event of Default"; "GAAP"; "Indebtedness"; "Lien"; "Person"; and "Purchase Money Indebtedness".

          (c)  The following terms shall have the following meanings:

          "Acquisition Document Rights" shall mean, with respect to the Company, collectively, all of the Company's rights, title and interest in, to and under the Acquisition Documents including, without limitation, (i) all rights and remedies relating to monetary damages, including indemnification rights and remedies, and claims for damages or other relief pursuant to or in respect of the Acquisition Documents, (ii) all rights and remedies relating to monetary damages, including indemnification rights and remedies, and claims for monetary damages under or in respect of the agreements, documents and instruments referred to in the Acquisition Documents or related thereto and (iii) all proceeds, collections, recoveries and rights of subrogation with respect to the foregoing.

          "Acquisition Documents" shall mean, collectively, (i) that certain Asset Purchase Agreement dated June 25, 2002, among the Company, Westwood-Squibb Colton Holdings Partnership, the Gillette Company and Bristol-Myers Squibb Company (the "Asset Purchase Agreement"); (ii) that certain Supply Agreement dated June 25, 2002, among the Company, Westwood-Squibb Colton Holdings Partnership, the Gillette Company and Bristol-Myers Squibb Company; and (iii) that certain License Agreement dated June 25, 2002, among the Company, Westwood-Squibb Colton Holdings Partnership, the Gillette Company and Bristol-Myers Squibb Company; in each case, together with any and all documents, agreements and other instruments then or at any time thereafter executed and/or delivered in connection therewith or related thereto in each case as amended, amended and restated, supplemented, extended, renewed, replaced or otherwise modified from time to time.

          "Agreement" shall mean this Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof.

          "Asset Purchase Agreement" shall have the meaning assigned to such term in the definition of Acquisition Documents hereof.

          "Business" shall mean the treatment of unwanted facial hair in women through the sale of the Product.

          "Certificate of Designation" shall have the meaning assigned to such term in Recital B hereof.

          "Charges" shall mean any and all property and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed upon or assessed against, and all claims (including, without limitation, landlords', carriers', mechanics', workmen's, repairmen's, laborers', materialmen's, suppliers' and warehousemen's Liens and other claims arising by operation of law) against, all or any portion of the Pledged Collateral.

          "Collateral" shall mean all the rights and interests related to the Product acquired by the Company in connection with the acquisition by the Company of the Product and related assets pursuant to the Asset Purchase Agreement and the financing thereof.

          "Collateral Account Funds" shall mean, collectively, the following from time to time on deposit in a collateral account: all funds (including, without limitation, all Trust Monies), investments (including, without limitation, all Cash Equivalents) and all certificates and instruments from time to time representing or evidencing such investments; all notes, certificates of deposit, checks and other instruments from time to time hereafter delivered to or otherwise possessed by the Collateral Agent for or on behalf of the Company in substitution for, or in addition to, any or all of the Pledged Collateral; and all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the items constituting Pledged Collateral.

          "Collateral Agent" shall have the meaning assigned to such term in the Preamble of this Agreement.

          "Collateral Material Adverse Effect" shall mean, as of any date of determination and whether individually or in the aggregate (a) any event, circumstance, occurrence or condition which has caused or resulted in (or would reasonably be expected to cause or result in) a material adverse effect on the business or operations as presently conducted in connection with the Pledged Collateral; (b) any event, circumstance, occurrence or condition which has caused or resulted in (or would reasonably be expected to cause or result in) a material adverse effect on the value or utility of the Pledged Collateral; or
(c) subject to Section 2.2 of this Agreement, any event, circumstance, occurrence or condition which has caused or resulted in (or would reasonably expect to cause or result in) a material adverse effect on the legality, priority or enforceability of the Lien created by this Agreement or the rights and remedies of the Collateral Agent hereunder.

          "Company" shall have the meaning assigned to such term in the Preamble hereof.

          "Contested Liens" shall mean, collectively, any Liens incurred in respect of any Charges to the extent that the amounts owing in respect thereof are not yet delinquent or are being contested and otherwise comply with the provisions of Section 4.13 hereof; provided, however, that such Liens shall in all respects be subject and subordinate in priority to the Liens and security interests created and evidenced by this Agreement, except if and to the extent that the law or regulation creating, permitting or authorizing such Lien provides that such Lien must be superior to the Liens and security interests created and evidenced hereby.

          "Contracts" shall mean, collectively, with respect to the Company, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between the Company and third parties, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof relating to the Pledged Collateral.

          "Control" shall mean (i) in the case of each Deposit Account, "control," as such term is defined in Section 9-104 of the UCC.

          "Control Agreement" shall mean an agreement in form and substance acceptable to the Collateral Agent.

          "Convertible Preferred Stock" shall have the meaning assigned to such term in Recital B hereof.

          "Copyrights" shall mean, collectively, with respect to the Company, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof whether registered or unregistered and whether published or unpublished) relating to the Pledged Collateral and all copyright registrations and applications made by the Company, in each case, whether now owned or hereafter created or acquired by or assigned to the Company, including, without limitation, the copyrights, registrations and applications listed in Annex B attached hereto, together with any and all (i) rights and privileges arising under applicable law with respect to the Company's use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

          "Deposit Accounts" shall mean, collectively, with respect to the Company, (i) all "deposit accounts" as such term is defined in the UCC in connection with the Pledged Collateral and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts described in clause (i) of this definition.

          "Destruction" shall mean any and all damage to, or loss or destruction of, all or any portion of the Pledged Collateral.

          "Excluded Property" shall mean Special Property other than the following:

          (a) the right to receive any payment of money (including, without limitation, Accounts, General Intangibles and Payment Intangibles) or any other rights referred to in Sections 9-406(f), 9-407(a) or 9-408(a) of the UCC; and

          (b) any Proceeds, substitutions or replacements of any Special Property (unless such Proceeds, substitutions or replacements would constitute Special Property).

          "FDA" shall mean the United States Food and Drug Administration, or any successor entity.

          "General Intangibles" shall mean, collectively, with respect to the Company, all "general intangibles," as such term is defined in the UCC, of the Company relating to the Pledged Collateral and, in any event, shall include, without limitation, (i) all of the Company's rights, title and interest in, to and under all Insurance Policies and Contracts, (ii) all know-how and warranties relating to any of the Pledged Collateral, (iii) any and all other rights, claims, choses-in-action and causes of action of the Company against any other Person and the benefits of any and all collateral or other security given by any other Person in connection therewith, (iv) all guarantees, endorsements and indemnifications on, or of, any of the Pledged Collateral, (v) all lists, books, records, correspondence, ledgers, print-outs, files (whether in printed form or stored electronically), tapes and other papers or materials containing information relating to any of the Pledged Collateral, including, without limitation, all customer or tenant lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, appraisals, recorded knowledge, surveys, studies, engineering reports, test reports, manuals, standards, processing standards, performance standards, catalogs, research data, computer and automatic machinery software and programs and the like, field repair data, accounting information pertaining to the Company's operations or any of the Pledged Collateral and all media in which or on which any of the information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data, (vi) all licenses, consents, permits, variances, certifications, authorizations and approvals, however characterized, of any Governmental Authority (or any Person acting on behalf of a Governmental Authority) now or hereafter acquired or held by the Company pertaining to operations now or hereafter conducted by the Company or any of the Pledged Collateral including, without limitation, building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation and (vii) all rights to reserves, deferred payments, deposits, refunds, indemnification of claims to the extent the foregoing relate to any Pledged Collateral and claims for tax or other refunds against any Governmental Authority relating to any Pledged Collateral.

          "Goodwill" shall mean, collectively, with respect to the Company, the goodwill connected with the Pledged Collateral including, without limitation,
(i) all goodwill connected with the use of and symbolized by any of the Intellectual Property Collateral in which the Company has any interest and (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any Person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to such goodwill.

          "Governmental Authority" shall mean any Federal, state, local, foreign or other governmental, quasi-governmental or administrative (including self-regulatory) body, instrumentality, department, agency, authority, board, bureau, commission, office of any nature whatsoever or other subdivision thereof, or any court, tribunal, administrative hearing body, arbitration panel or other similar dispute-resolving body, whether now or hereafter in existence, or any officer or official thereof, having jurisdiction over the Company or the Pledged Collateral or any portion thereof.

          "Indemnified Liabilities" shall have the meaning assigned to such term in Section 10.4(i) hereof.

          "Indemnitees" shall have the meaning assigned to such term in Section 10.4(i) hereof.

          "Insurance Policies" shall mean the insurance policies and coverages required to be maintained by the Company with respect to the Pledged Collateral pursuant to Paragraph 5H of the Securities Purchase Agreement and all renewals and extensions thereof.

          "Insurance Requirements" means, collectively, with respect to the Company, all provisions of the Insurance Policies, all requirements of the Company of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon the Company and applicable to the Pledged Collateral or any use or condition thereof.

          "Intellectual Property Collateral" shall mean, collectively, the Patents, Trademarks, Copyrights, Licenses, Know-How, Internet Names, Trade Dress and Goodwill relating to the Pledged Collateral.

          "Intercreditor Agreement" means that certain Intercreditor Agreement, dated as of the date hereof, among the Purchaser and the Collateral Agent and acknowledged by the Company.

          "Internet Names" shall mean all web addresses, domain names and phone numbers held in the Company's name and the applications and registrations therefor.

          "Know-How" shall mean any and all Manufacturing Know-How, product specifications, processes, product designs, plans, trade secrets, ideas, concepts, inventions, manufacturing, engineering and other manuals and drawings, standard operating procedures, formulae, flow diagrams, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, safety, quality assurance, quality control and clinical data, technical information, research records, and all other confidential or proprietary technical and business information that is currently owned by the Company or is in the future developed by or for the Company and used exclusively in the Business. For the sake of clarity, none of the foregoing information shall be included in Know-How to the extent that such information is covered by any claim of any Patent.

          "Licenses" shall mean, collectively, with respect to the Company, all license and distribution agreements with, and covenants not to sue, any other party with respect to any Patent, Trademark or Copyright, whether the Company is a licensor or licensee, distributor or distributee under any such license or distribution agreement, including, without limitation, the license and distribution agreements listed in Annexes A and B attached hereto, together with any and all (i) renewals, extensions, supplements and continuations thereof,
(ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights.

          "Manufacturing Know-How" shall mean the percentages and specifications of ingredients, the manufacturing processes, specifications, technology, inventions, assays, quality control and testing procedures, know-how and trade secrets owned by the Company and used exclusively to manufacture, formulate, test and package the Product for sale, marketing and distribution. For the sake of clarity, none of the foregoing information shall be included in Know-How to the extent that such information is covered by any claim of any Patent.

          "Marketing Materials" shall mean all marketing materials, marketing research data, customer and sales information, product literature, promotional materials and data, advertising and display materials and all training materials in whatever medium (e.g., audio, visual or print) held in the Company's name and exclusively related to the Business.

          "Material Intellectual Property" means Intellectual Property Collateral owned by or in which the Company has any interest which is material to its business.

          "NDA" shall mean any new drug application filed pursuant to the requirements of the FDA, as more fully defined in 21 C.F.R.ss.314.5 et seq., and any equivalent application filed with any Governmental Authority.

          "Notes" shall have the meaning assigned to such term in Recital A hereof.

          "Operative Agreement" shall mean (i) in the case of any limited liability company or partnership or other non-corporate entity, any membership or partnership agreement or other organizational agreement or document thereof and (ii) in the case of any corporation, any charter or certificate of incorporation and by-laws thereof.

          "Patents" shall mean, collectively, with respect to the Company, all patents issued or assigned to and all patent applications and registrations made by the Company relating to the Pledged Collateral (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), including, without limitation, those listed in Annex A attached hereto, together with any and all (i) rights and privileges arising under applicable law with respect to the Company's use of any such patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and
(vi) rights to sue for past, present or future infringements thereof.

          "Perfection Certificate" shall mean that certain Perfection Certificate dated June 25, 2002, executed and delivered by the Company in favor of the Collateral Agent for the benefit of the Secured Parties, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time upon the request of the Collateral Agent.

          "Permitted Collateral Liens" shall have the meaning assigned to such term in Section 4.3 hereof.

          "Pledged Collateral" shall have the meaning assigned to such term in Sections 2.1 hereof.

          "Preferred Stock" shall have the meaning assigned to such term in Recital B hereof.

          "Preferred Stock Purchase Agreement" shall have the meaning assigned to such term in Recital B hereof.

          "Prior Liens" shall mean, collectively, the Liens identified in
Schedule 1.1 attached hereto relating to the items of Pledged Collateral identified in such Schedule.

          "Product" shall mean VANIQA(R) (eflornithine hydrochloride) Cream, in all current and future presentations and formulations.

          "Product Registrations" shall mean the NDAs (including any Marketing Authorization Approvals) and comparable regulatory filings and approvals for the Product held in the Company's name.

          "Prudent Operator" shall mean the standard of care taken by a prudent operator of property and assets similar in use and configuration to the Pledged Collateral, as the case may be, and located in the locality where the Pledged Collateral, as the case may be, is located.

          "Purchase Agreements" shall have the meaning assigned to such term in Recital B hereof.

          "Regulatory Documentation" shall mean all (a) regulatory filings and supporting documents, chemistry, manufacturing and controls data and documentation, preclinical and clinical studies and tests, (b) records maintained under record keeping or reporting requirements of the FDA, or any other Governmental Authority including without limitation the drug master file and Investigational New Drug application, and (c) the complete complaint, adverse event and medical inquiry filings with respect to the Product; in each case held in the Company's name and in each case exclusively related to the Business, including the Product Registrations.

          "Requirements of Law" shall mean, collectively, any and all requirements of any Governmental Authority including, without limitation, any and all laws, ordinances, rules, regulations or similar statutes or case law.

          "Secured Obligations" shall mean all obligations (whether or not constituting future advances, obligatory or otherwise) of the Company from time to time arising under or in respect of this Agreement, the Purchase Agreements, the Securities, the Preferred Stock, the Certificate of Designation and the other Security Documents (including, without limitation, the obligations to pay principal, interest and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities and other payments related to or in respect of the obligations contained in this Agreement, the Purchase Agreements, the Securities, the Preferred Stock, the Certificate of Designation and the other Security Documents), in each case whether (i) such obligations are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due whether at stated maturity, by acceleration or otherwise, (ii) arising in the regular course of business or otherwise, (iii) for payment or performance and/or (iv) now existing or hereafter arising (including, without limitation, interest and other obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization or similar proceeding with respect to the Company or any other Person, or which would have arisen or accrued but for the commencement of such proceeding, even if such obligation or the claim therefor is not enforceable or allowable in such proceeding).

          "Secured Parties" shall mean, collectively, the Collateral Agent and the holders of the Securities and the Preferred Stock.

          "Securities" shall have the meaning assigned to such term in Recital A hereof.

          "Securities Purchase Agreement" shall have the meaning assigned to such term in Recital A hereof.

          "Security Documents" means this Agreement, the Perfection Certificate, and each other security document or pledge agreement required by applicable law to grant a valid, perfected Lien on and security interest in the Collateral, and all UCC or other financing statements or instruments of perfection required by this Agreement and the Acquisition Documents and any other document or instrument utilized to pledge any Property of whatever kind or nature as collateral for the Debt.

          "Special Property" shall mean:

          (a) any permit, lease or license held by the Company that validly prohibits the creation by the Company of a security interest therein;

          (b) any permit, lease or license held by the Company to the extent that any Requirement of Law applicable thereto prohibits the creation of a security interest therein; and

          (c) Equipment owned by the Company on the date hereof or hereafter acquired that is subject to a Lien securing a Purchase Money Indebtedness or Capitalized Lease Obligations permitted to be incurred pursuant to the provisions of the Purchase Agreements if the contract or other agreement in which such Lien is granted (or the documentation providing for such Purchase Money Indebtedness or Capitalized Lease Obligation) validly prohibits the creation of any other Lien on such Equipment;

provided, however, that in each case described in clauses (a), (b) and (c) of this definition, such property shall constitute "Special Property" only to the extent and for so long as such permit, lease, license, contract or other agreement or Requirement of Law applicable thereto, validly prohibits the creation of a Lien on such property in favor of the Collateral Agent and, upon the termination of such prohibition (howsoever occurring), such property shall cease to constitute "Special Property".

          "Subordinated Liens" shall have the meaning assigned to such term in Sections 4.3 hereof.

          "Successor Interests" shall mean, collectively, with respect to the Company, all shares of each class of the capital stock of the successor corporation or interests or certificates of the successor limited liability company, partnership or other entity owned by the Company (unless such successor is the Company itself) formed by or resulting from any consolidation or merger in which any Person listed in Schedule 1(a) annexed to the Perfection Certificate is not the surviving entity; provided, however, that the pledge of the Successor Interests affected hereby shall in no event affect the obligations of the Company under any provision prohibiting such action hereunder or under the Purchase Agreements.

          "Taking" shall mean any taking of the Pledged Collateral or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition of the use of the Pledged Collateral or any portion thereof, by any Governmental Authority, civil or military.

          "Tax Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          "Trade Dress" shall mean the trade dress and packaging, including without limitation the registered trade dress held in the Company's name and in exclusively used in the Business.

          "Trademarks" shall mean, collectively, with respect to the Company, all trademarks (including service marks), logos, slogans, logos, certification marks, trade dress, uniform resource locations (URL's), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to the Company relating to the Pledged Collateral and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other Country or any political subdivision thereof), including, without limitation, the registrations and applications listed in Annex A attached hereto, together with any and all
(i) rights and privileges arising
under applicable law with respect to the Company's use of any such trademarks,
(ii) reissues, continuations, extensions and renewals thereof, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

          "UCC" shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided, however, that if by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Collateral Agent's and the Secured Parties' security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term "UCC" shall mean the Uniform Commercial Code as in effect on the date hereof in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions relating to such provisions.

          SECTION 1.2 Interpretation. The rules of construction set forth in Paragraph 10 of the Securities Purchase Agreements shall be applicable to this Agreement.

          SECTION 1.3 Resolution of Drafting Ambiguities. The Company acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Collateral Agent) shall not be employed in the interpretation hereof.

                                   ARTICLE II

                    GRANT OF SECURITY AND SECURED OBLIGATIONS

          SECTION 2.1 Pledge-First Priority. As collateral security for the payment and performance in full of all the Secured Obligations, the Company hereby pledges and grants to the Collateral Agent for its benefit and for the benefit of the holders of the Securities, a first priority lien on and security interest in and to all of the right, title and interest of the Company in, to and under the following property, wherever located, whether now existing or hereafter arising or acquired from time to time (collectively, the "Pledged Collateral"):

          (i)   all Accounts relating exclusively to the Collateral;

          (ii) all Equipment, Goods, Inventory and Fixtures relating exclusively to the Collateral;

          (iii) all Documents, Instruments and Chattel Paper relating exclusively to the Collateral;

          (iv) all Intellectual Property Collateral relating exclusively to the Collateral;

          (v) the Commercial Tort Claims described on Schedule 16 to the Perfection Certificate relating exclusively to the Collateral;

          (vi) all General Intangibles relating exclusively to the Collateral (including, without limitation, rights arising under common law, statutes, or regulations, new drug applications and modifications thereof);

          (vii)  the Acquisition Documents and Acquisition Document Rights;

          (viii) all books and records relating exclusively to the Collateral;

          (ix)   all Marketing Materials relating exclusively to the Collateral;

          (x) all Regulatory Documentation relating exclusively to the Collateral; and

          (xi) to the extent not covered by clauses (i) through (vii) of this sentence, all other Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and profits and products of, each of the foregoing, any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Company from time to time with respect to any of the foregoing.

          Notwithstanding anything to the contrary contained in clauses (i) through (viii) above, the security interests created by this Agreement shall not extend to, and the term "Pledged Collateral" shall not include, any Excluded Property and (i) the Company shall from time to time at the request of the Collateral Agent give written notice to the Collateral Agent identifying in reasonable detail the Special Property (and stating in such notice that such Special Property constitutes "Excluded Property") and shall provide to the Collateral Agent such other information regarding the Special Property as the Collateral Agent may reasonably request and (ii) from and after the Date of Closing, the Company shall not permit to become effective in any document creating, governing or providing for any permit, lease or license, a provision that would prohibit the creation of a Lien on such permit, lease or license in favor of the Collateral Agent unless the Company believes, in its reasonable judgment, that such prohibition is usual and customary in transactions of such type.

          SECTION 2.2 Pledge-Second Priority. As collateral security for the payment and performance in full of all the Secured Obligations, the Company hereby pledges and grants to the Collateral Agent for its benefit and for the benefit of the holders of Preferred Stock, a second priority lien on and security interest in and to all of the right, title and interest of the Company in, to and under the Pledged Collateral, wherever located, whether now existing or hereafter arising or acquired from time to time; provided that notwithstanding the foregoing, (i) no representation or warranty is made by the Company in this Agreement, with respect to the validity or enforceability of this Section 2.2 with respect to the rights, if any, of the Secured Parties under this Section 2.2, including with respect the creation or perfection of a security interest, and the relative priority of any such security interest, or the effect of the federal Bankruptcy Code and comparable provisions of state law, and other applicable antifraud laws, securities laws, usury laws or public policy considerations on the rights, if any, of the Secured Parties under this
Section 2.2; and (ii) the Company shall not be held accountable for any failure to create, perfect or maintain a security interest pursuant to this Section 2.2 by reason of the foregoing; however, provided further, the Company shall not, and shall not permit any of its subsidiaries to, directly or indirectly, challenge the enforceability, validity or perfection of the security interest created pursuant to this Section 2.2 for the benefit of the Collateral Agent for the benefit of the Secured Parties, or their transferees or assigns, on the Collateral, except in the context of (i) any derivative actions brought on behalf of the Company and (ii) proceedings under the Federal Bankruptcy Code or similar state proceedings, to the extent required by law.

          SECTION 2.3 Secured Obligations. This Agreement secures, and the Pledged Collateral is collateral security for, the payment and performance in full when due of the Secured Obligations.

          SECTION 2.4 Security Interests. (a) The Company hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Collateral, including, without limitation, whether the Company is an organization, the type of organization and any organizational identification number issued to the Company. The Company agrees to provide all information described in the immediately preceding sentence to the Collateral Agent promptly upon request.

          (b) The Company hereby ratifies its authorization for the Collateral Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto relating to the Pledged Collateral if filed prior to the date hereof.

          (c) The Company hereby further authorizes the Collateral Agent to file filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interests granted by the Company hereunder, without the signature of the Company, and naming the Company, as debtor, and the Collateral Agent, as secured party.

          SECTION 2.5 No Release. Nothing set forth in this Agreement shall relieve the Company from the performance of any term, covenant, condition or agreement on the Company's part to be performed or observed under or in respect of any of the Pledged Collateral or from any liability to any Person under or in respect of any of the Pledged Collateral or shall impose any obligation on the Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on the Company's part to be so performed or observed or shall impose any liability on the Collateral Agent or any other Secured Party for any act or omission on the part of the Company relating thereto or for any breach of any representation or warranty on the part of the Company contained in this Agreement, the Purchase Agreements, the Securities, the Preferred Stock or the other Security Documents, or under or in respect of the Pledged Collateral or made in connection herewith or therewith. The obligations of the Company contained in this Section 2.5 shall survive the termination hereof and the discharge of the Company's other obligations under this Agreement and the Purchase Agreements, the Securities, the Preferred Stock, the Certificate of Designation and the other Security Documents.

                                   ARTICLE III

                  PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
                            USE OF PLEDGED COLLATERAL

          SECTION 3.1 Financing Statements and Other Filings; Maintenance of Perfected Security Interest. The only filings, registrations and recordings necessary and appropriate to create, preserve, protect, publish notice of and perfect the security interests granted by the Company to the Collateral Agent (for the benefit of the Secured Parties) pursuant to this Agreement in respect of the Pledged Collateral are listed in Schedule 7 of the Perfection Certificate. All such filings, registrations and recordings have been delivered to the Collateral Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each governmental, municipal or other office specified in Schedule 7 of the

Perfection Certificate and shall be filed, registered and recorded immediately after the date thereof. The Company agrees that at the sole cost and expense of the Company, (i) the Company will maintain the security interests created by this Agreement in the Pledged Collateral as perfected security interests having at least the priority required hereunder and shall defend such security interests against the claims and demands of all Persons, (ii) the Company will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Pledged Collateral and such other reports in connection with the Pledged Collateral as the Collateral Agent may reasonably request, all in reasonable detail and (iii) at any time and from time to time, upon the written request of the Collateral Agent, the Company will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further action as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including the filing of any financing or continuation statement under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and the execution and delivery of Control Agreements.

          SECTION 3.2 Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent's security interests in the Pledged Collateral, the Company agrees, in each case at the Company's own expense, to take the following actions with respect to the following Pledged Collateral:

          (a) Instruments and Tangible Chattel Paper. As of the date hereof, the Company hereby represents and warrants that no amount individually or in the aggregate in excess of $100,000 payable under or in connection with any of the Collateral is evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper listed in
     Schedule 13 of the Perfection Certificate. If any amount individually or in the aggregate in excess of $100,000 payable under or in connection with any of the Collateral shall be evidenced by any Instrument or Tangible Chattel Paper, the Company shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify; provided, however, that so long as no Event of Default shall have occurred and be continuing, the Collateral Agent shall return such Instrument or Tangible Chattel Paper to the Company from time to time, to the extent necessary for collection in the ordinary course of the Company's business.

          (b) Deposit Accounts. The Company hereby represents and warrants that it has neither opened nor maintains any Deposit Accounts related to the Collateral other than the accounts listed in Schedule 17 of the Perfection Certificate. The Company shall not hereafter establish and maintain any Deposit Account related to the Collateral unless (1) the Company shall have given the Collateral Agent 30 days' prior written notice of its intention to establish such new Deposit Account with a Bank, (2) such Bank shall be reasonably acceptable to the Collateral Agent and (3) such Bank and the Company shall have duly executed and delivered to the Collateral Agent a Control Agreement with respect to such Deposit Account. The Collateral Agent agrees with the Company that the Collateral Agent shall not give any instructions directing the disposition of funds from time to time credited to any Deposit Account related to the Collateral or withhold any withdrawal rights from the Company with respect to funds from time to time credited to any Deposit Account related to the Collateral unless an Event of Default has occurred and is continuing, or, after giving effect to any withdrawal that would occur. The provisions of this Section 3.2(b) shall not apply to such Deposit Accounts related to the Collateral for which the Collateral Agent is the Bank. The Company shall not grant Control of any Deposit Account related to the Collateral to any Person other than the Collateral Agent.

          (c) Commercial Tort Claims. As of the date hereof the Company hereby represents and warrants that it holds no Commercial Tort Claims related to the Collateral other than those listed in Schedule 16 of the Perfection Certificate. If the Company shall at any time hold or acquire a Commercial Tort Claim related to the Collateral having a value individually or in the aggregate in excess of $100,000, the Company shall immediately notify the Collateral Agent in writing signed by the Company of the brief details thereof and grant to the Collateral Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Collateral Agent.

          SECTION 3.3 Use and Pledge of Pledged Collateral. Unless an Event of Default shall have occurred and be continuing, the Collateral Agent shall from time to time execute and deliver, upon written request of the Company and at the sole cost and expense of the Company, any and all instruments, certificates or other documents, in a form reasonably requested by the Company, necessary or appropriate in the reasonable judgment of the Company to enable the Company to continue to exploit, license, use, enjoy and protect the Pledged Collateral in accordance with the terms hereof and of the Purchase Agreements and the Acquisition Documents. The Company and the Collateral Agent acknowledge that this Agreement is intended to grant to the Collateral Agent for the benefit of the Secured Parties security interests in and Liens upon the Pledged Collateral and shall not constitute or create a present assignment of any of the Pledged Collateral.

                                   ARTICLE IV

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

          The Company represents, warrants and covenants as follows:

          SECTION 4.1 Title, Authority and Validity; Preservation of Corporate Existence. (i) The Company (A) has good and valid rights in and title to the Pledged Collateral with respect to which it has purported to grant security interests and Liens hereunder, (B) has full power and authority to grant to the Collateral Agent the security interests in and Liens on such Pledged Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained, (C) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (D) it is duly qualified to transact business and is in good standing in each state in which the Pledged Collateral is located and (E) this Agreement is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          (ii) The Company shall (A) preserve and maintain in full force and effect its existence and good standing under the laws of the jurisdiction of its organization, (B) preserve and maintain in full force and effect its qualification to transact business and good standing in the state in which the Pledged Collateral is located and (C) preserve and maintain in full force and effect all consents, authorizations and approvals necessary or required of any Governmental Authority or any other Person relating to the execution, delivery and performance hereof.

          SECTION 4.2 Validity of Security Interests. The security interests in and Liens on the Pledged Collateral granted to the Collateral Agent for the benefit of the Secured Parties hereunder constitutes (a) legal and valid security interests in all the Pledged Collateral securing the payment and performance of the Secured Obligations, and (b) subject to the filings described in Schedule 7 of the Perfection Certificate, perfected security interests in all the Pledged Collateral. Subject to Section 2.2 of this

Agreement, the security interests and Liens granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement in and on the Pledged Collateral will at all times constitute perfected, continuing first and second priority security interests therein, superior and prior to the rights of all other Persons therein other than in the case of any Pledged Collateral with respect to the holders of Permitted Collateral Liens.

          SECTION 4.3 Limitation on Liens. The Company is as of the date hereof, and, as to Pledged Collateral acquired by it from time to time after the date hereof, the Company will be, the sole direct and beneficial owner or licensee of all Pledged Collateral pledged by it hereunder free from any Lien or other right, title or interest of any Person other than (i) Prior Liens, (ii) the Lien and security interests created by this Agreement, (iii) Contested Liens and (iv) the Liens described in Paragraph 6G of the Securities Purchase Agreement (the Liens described in clauses (i) through (iv) of this sentence, collectively, "Permitted Collateral Liens"). The Company shall, at its own cost and expense, defend title to the Pledged Collateral pledged by it hereunder and the security interests therein and Liens thereon granted to the Collateral Agent and the priority thereof against all claims and demands of all Persons, at its own cost and expense, at any time claiming any interest therein adverse to the Collateral Agent or any other Secured Party. There is no agreement, and no Company shall enter into any agreement or take any other action, that would result in the imposition of any other Lien, restrict the transferability of any of the Pledged Collateral or otherwise impair or conflict with the Company's obligations or the rights of the Collateral Agent hereunder; provided, that if the obligations under the Securities shall no longer be outstanding (whether by maturity, redemption or otherwise), the Company may, upon notice to the Collateral Agent, grant a Lien in the Pledged Collateral to a third-party that is subordinated to the Liens granted under this Agreement ("Subordinated Liens").

          SECTION 4.4 Other Financing Statements. There is no (nor will there be any) valid or effective financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral other than in the case of Pledged Collateral financing statements relating to Permitted Collateral Liens. So long as any of the Secured Obligations remain unpaid, the Company shall not execute, authorize or permit to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to any Pledged Collateral, except, in the case of any Pledged Collateral, financing statements filed or to be filed in respect of and covering the security interests granted by the Company to the holders of the Permitted Collateral Liens and Subordinated Liens.

          SECTION 4.5 Chief Executive Office; Change of Name; Jurisdiction of Organization. (a) The exact legal name, type of organization, jurisdiction of organization, Federal Taxpayer Identification Number, organizational identification number and chief executive office of the Company is indicated next to its name in Schedules 1(a) and 2(a) of the Perfection Certificate. The Company shall not change (i) its corporate name, (ii) the location of its chief executive office, its principal place of business, any office in which it maintains books or records relating to Pledged Collateral owned by it or any office or facility at which Pledged Collateral owned by it is located (including the establishment of any such new office or facility), (iii) its identity or type of organization or corporate structure, (iv) its Federal Taxpayer Identification Number or organizational identification number or (v) its jurisdiction of organization (in each case, including, without limitation, by merging with or into any other entity, reorganizing, dissolving, liquidating, reincorporating or incorporating in any other jurisdiction) until (A) it shall have given the Collateral Agent not less than 30 days' prior written notice (in the form of an Officers' Certificate) of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent may reasonably request and (B) with respect to such change, the Company shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interests of the Collateral Agent for the benefit of the Secured Parties in the Pledged Collateral intended to be granted hereunder, including, without limitation, using commercially reasonable efforts to obtain waivers of landlord's or warehousemen's liens with respect to such new location, if applicable. The Company agrees to promptly provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the preceding sentence.

          (b) The Collateral Agent may rely on opinions of counsel as to whether any or all UCC financing statements of the Company need to be amended as a result of any of the changes described in Section 4.5(a). If the Company fails to provide information to the Collateral Agent about such changes on a timely basis, the Collateral Agent shall not be liable or responsible to any party for any failure to maintain perfected security interests in the Company's property constituting Pledged Collateral, for which the Collateral Agent needed to have information relating to such changes. The Collateral Agent shall have no duty to inquire about such changes if the Company does not inform the Collateral Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Collateral Agent to search for information on such changes if such information is not provided by the Company.

          SECTION 4.6 Location of Inventory and Equipment. All Equipment and Inventory constituting Pledged Collateral of the Company is located at the chief executive office or such other location listed in Schedules 2(a), 2(b), 2(c), 2(d) or 2(e) of the Perfection Certificate. The Company shall not move any Equipment or Inventory exclusively related to the Collateral to any location other than one within the Continental United States that is listed in such Schedules of the Perfection Certificate with respect to the Company until (i) it shall have given the Collateral Agent not less than 30 days' prior written notice (in the form of an Officers' Certificate) of its intention so to do, clearly describing such new location within the Continental United States and providing such other information in connection therewith as the Collateral Agent may request and (ii) with respect to such new location, the Company shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interests of the Collateral Agent for the benefit of the Secured Parties in the Pledged Collateral intended to be granted hereby, including, without limitation, using commercially reasonable efforts to obtain waivers of landlord's or warehouseman's liens with respect to such new location, if applicable.

          SECTION 4.7 Condition and Maintenance of Equipment. The Equipment constituting Pledged Collateral of the Company is in good repair, working order and condition, reasonable wear and tear excepted. The Company shall cause any Equipment acquired exclusively in connection with the Collateral to be maintained and preserved in good repair, working order and condition, reasonable wear and tear excepted, and shall as quickly as commercially practicable make or cause to be made all repairs, replacements and other improvements which are necessary or appropriate in the conduct of the Company's business.

          SECTION 4.8 Corporate Names; Prior Transactions. The Company has not, during the past five years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in Schedules 1(b), 1(c) and 4 of the Perfection Certificate.

          SECTION 4.9 No Claims. The Company owns or has rights to use all of the Pledged Collateral pledged by it hereunder and all rights with respect to any of the foregoing used in, necessary for or material to the Company's business as currently conducted. The use by the Company of such Pledged Collateral and all such rights with respect to the foregoing do not infringe on the rights of any Person other than such infringement which would not, individually or in the aggregate, result in a Collateral Material Adverse Effect. No claim has been made and remains outstanding that the Company's use of any Pledged Collateral does or may violate the rights of any third Person that would individually, or in the aggregate, have a Collateral Material Adverse Effect.

          SECTION 4.10 No Conflicts, Consents, etc. Neither the execution and delivery hereof by the Company nor the consummation of the transactions herein contemplated nor the fulfillment of the terms hereof (i) violates any Operative Agreement of the Company, (ii) violates the terms of any agreement, indenture, mortgage, deed of trust, equipment lease, instrument or other document to which the Company is a party, or by which it may be bound or to which any of its properties or assets may be subject, which violation would, individually or in the aggregate, have a Collateral Material Adverse Effect, (iii) conflicts with any Requirement of Law applicable to any the Company or its property, which conflict would, individually or in the aggregate, have a Collateral Material Adverse Effect, or (iv) results in or requires the creation or imposition of any Lien (other than the Liens contemplated hereby) upon or with respect to any of the property now owned or hereafter acquired by the Company. No consent of any party (including, without limitation, equityholders or creditors of the Company) and no consent, authorization, approval, license or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required (A) for the pledge by the Company of the Pledged Collateral pledged by it pursuant to this Agreement or for the execution, delivery or performance hereof by the Company, except as set forth in Schedule 4.10 attached hereto, (B) for the exercise by the Collateral Agent of the rights provided for in this Agreement or (C) for the exercise by the Collateral Agent of the remedies in respect of the Pledged Collateral pursuant to this Agreement. In the event that the Collateral Agent desires to exercise any remedies, rights and powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other Person therefor, then, upon the reasonable request of the Collateral Agent, the Company agrees to use its best efforts to assist and aid the Collateral Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

          SECTION 4.11 Pledged Collateral. All information set forth herein, including the schedules attached hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party in connection with this Agreement, in each case, relating to the Pledged Collateral, is accurate and complete in all material respects. The Pledged Collateral described on the schedules attached hereto constitutes all of the property of such type of Pledged Collateral owned or held by the Company.

          SECTION 4.12 Insurance. (a) The Company, at its own expense, shall maintain or cause to be maintained the insurance policies and coverages required under Paragraph 5H of the Purchase Agreements with respect to the Pledged Collateral.

          (b) If there shall occur any Destruction, individually or in the aggregate, in excess of $100,000, the Company shall promptly send to the Collateral Agent a written notice setting forth the nature and extent of such Destruction. If there shall occur any Taking, the applicable Company shall immediately notify the Collateral Agent upon receiving notice of such Taking or commencement of proceedings therefor. The Net Insurance Proceeds are hereby assigned and shall be paid to the Collateral Agent. The Company shall take all steps necessary to notify the condemning authority of such assignment. All Net Insurance Proceeds shall be applied in accordance with the provisions of Paragraph 5H of the Securities Purchase Agreement.

          (c) In the event that the proceeds of any insurance claim are paid after the Collateral Agent has exercised its right to foreclose after an Event of Default such proceeds shall be paid to the Collateral Agent to satisfy any deficiency remaining after such foreclosure. The Collateral Agent shall retain its interest in the Insurance Policies required to be maintained pursuant to this Agreement during any redemption period.

          SECTION 4.13 Payment of Taxes; Compliance with Laws; Contesting Liens; Claims. The Company represents and warrants that all Charges imposed upon or assessed against the Pledged Collateral have been paid and discharged except to the extent such Charges constitute a Lien not yet due and payable or a Permitted Collateral Lien. The Company shall comply with all Requirements of Law applicable to the Pledged Collateral the failure to comply with which would, individually or in the aggregate, have a Collateral Material Adverse Effect. The Company may at its own expense contest the validity, amount or applicability of any Charges so long as the contest thereof shall be conducted in accordance with, and permitted pursuant to the provisions of, the Purchase Agreements. Notwithstanding the foregoing provisions of this Section 4.13, (i) no contest of any such obligation may be pursued by the Company if such contest would expose the Collateral Agent or any other Secured Party to (A) any possible criminal liability or (B) any additional civil liability for failure to comply with such obligations unless the Company shall have furnished a bond or other security therefor satisfactory to the Collateral Agent, or such Secured Party, as the case may be, and (ii) if at any time payment or performance of any obligation contested by the Company pursuant to this Section 4.13 shall become necessary to prevent the imposition of remedies because of non-payment, the Company shall pay or perform the same, in sufficient time to prevent the imposition of remedies in respect of such default or prospective default.

          SECTION 4.14 Access to Pledged Collateral, Books and Records; Other Information. Upon reasonable request and prior notice to the Company, the Collateral Agent, its agents, accountants and attorneys shall have full and free access to visit and inspect, as applicable, during normal business hours and such other reasonable times as may be requested by the Collateral Agent all of the Pledged Collateral including, without limitation, all of the books, correspondence and records of the Company relating thereto. The Collateral Agent and its representatives may examine the same, take extracts therefrom and make photocopies thereof, and the Company agrees to render to the Collateral Agent, at the Company's cost and expense, such clerical and other assistance as may be reasonably requested by the Collateral Agent with regard thereto. The Company shall, at any and all times, within a reasonable time after written request by the Collateral Agent, furnish or cause to be furnished to the Collateral Agent, in such manner and in such detail as may be reasonably requested by the Collateral Agent, additional information with respect to the Pledged Collateral.

                                    ARTICLE V

                   CERTAIN PROVISIONS CONCERNING INTELLECTUAL
                               PROPERTY COLLATERAL

          SECTION 5.1 Grant of License. For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Article VIII hereof at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, the Company hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to the Company) to use, assign, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by the Company, wherever the same may be located, including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

          SECTION 5.2 Registrations. Except pursuant to licenses and other user agreements entered into by the Company in the ordinary course of business that are listed in Annexes A and B attached hereto, on and as of the date hereof (i) the Company owns and possesses the right to use, and has done nothing to authorize or enable any other Person to use, any Copyright, Patent or Trademark listed in Annexes A and B attached hereto, and (ii) to the Company's knowledge, all registrations listed in Annexes A and B attached hereto are valid and in full force and effect.

          SECTION 5.3 No Violations or Proceedings. To the Company's knowledge, on and as of the date hereof, (i) except as set forth in Schedule 5.3 attached hereto, there is no material violation by others of any right of the Company with respect to any Copyright, Patent or Trademark listed in Annexes A and B attached hereto, respectively, pledged by it under the name of the Company, (ii) the Company is not infringing upon any Copyright, Patent or Trademark of any other Person other than such infringement that, individually or in the aggregate, would not (or would not reasonably be expected to) result in a material adverse effect on the value or utility of the Intellectual Property Collateral or any portion thereof material to the use and operation of the Pledged Collateral and (iii) no proceedings have been instituted or are pending against the Company or, to the Company's knowledge, threatened, and no claim against the Company has been received by the Company, alleging any such violation, except as may be set forth in Schedule 5.3.

          SECTION 5.4 Protection of Collateral Agent's Security. On a continuing basis, the Company shall, at its sole cost and expense, (i) promptly following its becoming aware thereof, notify the Collateral Agent of (A) any materially adverse determination in any proceeding in the United States Patent and Trademark Office or the United States Copyright Office with respect to any material Patent, Trademark or Copyright in relation to the Collateral or (B) the institution of any proceeding or any adverse determination in any Federal, state or local court or administrative body regarding the Company's claim of ownership in or right to use any of the Intellectual Property Collateral material to the use and operation of the Pledged Collateral, its right to register such Intellectual Property Collateral or its right to keep and maintain such registration in full force and effect, (ii) to the extent permitted under the Acquisition Documents, maintain and protect the Intellectual Property Collateral material to the use and operation of the Pledged Collateral as presently used and operated and as contemplated by the Purchase Agreements, (iii) to the extent permitted under the Acquisition Documents, not permit to lapse or become abandoned any Intellectual Property Collateral material to the use and operation of the Pledged Collateral as presently used and operated and as contemplated by the Purchase Agreements, and not settle or compromise any pending or future litigation or administrative proceeding with respect to such Intellectual Property Collateral, in each case except as shall be consistent with commercially reasonable business judgment, (iv) upon the Company obtaining knowledge thereof, promptly notify the Collateral Agent in writing of any event which may be reasonably expected to materially and adversely affect the value or utility of the Intellectual Property Collateral or any portion thereof material to the use and operation of the Pledged Collateral, the ability of the Company or the Collateral Agent to dispose of the Intellectual Property Collateral or any portion thereof or the rights and remedies of the Collateral Agent in relation thereto including, without limitation, a levy or threat of levy or any legal process against the Intellectual Property Collateral or any portion thereof, (v) not license the Intellectual Property Collateral other than licenses entered into by the Company in, or incidental to, the ordinary course of business, or amend or permit the amendment of any of the licenses in a manner that materially and adversely affects the right to receive payments thereunder, or in any manner that would materially impair the value of the Intellectual Property Collateral or the Liens on and security interests in the Intellectual Property Collateral intended to be granted to the Collateral Agent for the benefit of the Secured Parties, without the consent of the Collateral Agent, (vi) until the Collateral Agent exercises its rights to make collection, diligently keep adequate records respecting the Intellectual Property Collateral and (vii) furnish to the Collateral Agent from time to time upon the Collateral Agent's reasonable request therefor detailed statements and amended schedules further identifying and describing the Intellectual Property Collateral and such other materials evidencing or reports pertaining to the Intellectual Property Collateral as the Collateral Agent may from time to time request.

          SECTION 5.5 After-Acquired Property. If the Company shall, at any time before the Secured Obligations have been paid in full (other than contingent indemnification obligations which, pursuant to the provisions of the Purchase Agreements or the collateral documents, survive the termination thereof), (i) obtain any rights to any additional Intellectual Property Collateral or (ii) become entitled to the benefit of any additional Intellectual Property Collateral or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, the provisions hereof shall automatically apply thereto and any such item enumerated in clause
(i) or (ii) of this Section 5.5 with respect to the Company shall automatically constitute Intellectual Property Collateral if such would have constituted Intellectual Property Collateral at the time of execution hereof and be subject to the Liens and security interests created by this Agreement without further action by any party. The Company shall promptly (x) provide to the Collateral Agent written notice of any of the foregoing and (y) confirm the attachment of the Liens and security interests created by this Agreement to any rights described in clauses (x) and (y) of the immediately preceding sentence of this
Section 5.5 by execution of an instrument in form reasonably acceptable to the Collateral Agent.

          SECTION 5.6 Modifications. The Company authorizes the Collateral Agent to modify this Agreement by amending Annexes A and B attached hereto to include any Intellectual Property Collateral acquired or arising after the date hereof of the Company including, without limitation, any of the items listed in Section
5.5 hereof.

          SECTION 5.7 Litigation. Unless there shall occur and be continuing any Event of Default, the Company shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Company, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect the Intellectual Property Collateral. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or bring suit in the name of the Company, the Collateral Agent or the Secured Parties to enforce the Intellectual Property Collateral and any license thereunder. In the event of such suit, the Company shall, at the reasonable request of the Collateral Agent, do any and all lawful acts and execute any and all documents requested by the Collateral Agent in aid of such enforcement and the Company shall promptly reimburse and indemnify the Collateral Agent, as the case may be, for all costs and expenses incurred by the Collateral Agent in the exercise of its rights under this Section 5.7 in accordance with Section 10.3 hereof. In the event that the Collateral Agent shall elect not to bring suit to enforce the Intellectual Property Collateral, the Company agrees, at the reasonable request of the Collateral Agent, to take all commercially reasonable actions necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Intellectual Property Collateral by others and for that purpose agrees to diligently maintain any suit, proceeding or other action against any Person so infringing necessary to prevent such infringement.

                                   ARTICLE VI

                     CERTAIN PROVISIONS CONCERNING ACCOUNTS

          SECTION 6.1 Special Representations and Warranties. As of the time when each of its Accounts in relation to the Collateral arises, the Company shall be deemed to have represented and warranted that such Account and all records, papers and documents relating thereto (i) are genuine and correct and in all material respects what they purport to be, (ii) represent the legal, valid and binding obligation of the account debtor, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability, evidencing indebtedness unpaid and owed by such account debtor, arising out of the performance of labor or services or the sale, lease, license, assignment or other disposition and delivery of the goods or other property listed therein or out of an advance or a loan, (iii) will, in the case of an Account relating to the Collateral, except for the original or duplicate original invoice sent to a purchaser evidencing such purchaser's account, be the only original writings evidencing and embodying such obligation of the account debtor named therein and (iv) are in all material respects in compliance and conform with all applicable Federal, state and local laws and applicable laws of any relevant foreign jurisdiction.

          SECTION 6.2 Maintenance of Records. The Company shall keep and maintain at its own cost and expense complete records of each Account in relation to the Collateral, in a manner consistent with prudent business practice, including, without limitation, records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto. The Company shall, at the Company's sole cost and expense, upon the Collateral Agent's demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Accounts related to the Collateral, including, without limitation, all documents evidencing Accounts related to the Collateral and any books and records relating thereto to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by the Company). Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may transfer a full and complete copy of the Company's books, records, credit information, reports, memoranda and all other writings relating to the Accounts related to the Collateral to and for the use by any Person that has acquired or is contemplating acquisition of an interest in the Accounts related to the Collateral or the Collateral Agent's security interests therein without the consent of the Company.

          SECTION 6.3 Legend. The Company shall legend, at the request of the Collateral Agent made at any time after the occurrence of any Event of Default and in form and manner satisfactory to the Collateral Agent, the Accounts related to the Collateral and the other books, records and documents of the Company evidencing or pertaining to the Accounts related to the Collateral with an appropriate reference to the fact that the Accounts related to the Collateral have been assigned to the Collateral Agent for the benefit of the Secured Parties and that the Collateral Agent has security interests therein.

          SECTION 6.4 Modification of Terms, etc. The Company shall not rescind or cancel any indebtedness evidenced by any Account related to the Collateral or modify any term thereof or make any adjustment with respect thereto except in the ordinary course of business consistent with prudent business practice, or extend or renew any such indebtedness except in the ordinary course of business consistent with prudent business practice or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Account related to the Collateral or interest therein except in the ordinary course of business consistent with prudent business practice without the prior written consent of the Collateral

Agent. The Company shall timely fulfill all obligations on its part to be fulfilled under or in connection with the Accounts related to the Collateral.

          SECTION 6.5 Collection. The Company shall cause to be collected from the account debtor of each of the Accounts related to the Collateral, as and when due in the ordinary course of business consistent with prudent business practice (including, without limitation, Accounts related to the Collateral that are delinquent, such Accounts to be collected in accordance with generally accepted commercial collection procedures), any and all amounts owing under or on account of such Account, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account, except that the Company may, with respect to an Account related to the Collateral, allow in the ordinary course of business (i) a refund or credit due as a result of returned or damaged or defective merchandise and (ii) such extensions of time to pay amounts due in respect of Accounts related to the Collateral and such other modifications of payment terms or settlements in respect of Accounts related to the Collateral as shall be commercially reasonable in the circumstances, all in accordance with the Company's ordinary course of business consistent with its collection practices as in effect from time to time. The costs and expenses (including, without limitation, reasonable attorneys' fees) of collection, in any case, whether incurred by the Company, the Collateral Agent or any Secured Party, shall be paid by the Company.

                                   ARTICLE VII

                            TRANSFERS AND OTHER LIENS

          SECTION 7.1 Transfers of and other Liens on Pledged Collateral. The Company shall not (i) sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral pledged by it hereunder except as permitted by the Purchase Agreements or (ii) create or permit to exist any Lien upon or with respect to any of the Pledged Collateral pledged by it hereunder other than in the case of Pledged Collateral, Permitted Collateral Liens and Subordinated Liens.

                                  ARTICLE VIII

                                    REMEDIES

          SECTION 8.1 Remedies. (a) Upon the occurrence and during the continuance of any Event of Default the Collateral Agent may from time to time exercise in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it:

          (i) Personally, or by agents or attorneys, immediately take possession of the Pledged Collateral or any part thereof, from the Company or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon the Company's premises where any of the Pledged Collateral is located, remove such Pledged Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Pledged Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of the Company;

          (ii) Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Pledged Collateral including, without limitation, instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Pledged

     Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to the Company, prior to receipt by any such obligor of such instruction, the Company shall segregate all amounts received pursuant thereto in trust for the benefit of the Collateral Agent and shall promptly (but in no event later than two Business Days after receipt thereof) pay such amounts to the Collateral Agent;

          (iii) Sell, assign, grant a license to use or otherwise liquidate, or direct the Company to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Pledged Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

          (iv) Take possession of the Pledged Collateral or any part thereof, by directing the Company in writing to deliver the same to the Collateral Agent at any place or places so designated by the Collateral Agent, in which event the Company shall at its own expense: (A) forthwith cause the same to be moved to the place or places designated by the Collateral Agent and there delivered to the Collateral Agent, (B) store and keep any Pledged Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent and (C) while the Pledged Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. The Company's obligation to deliver the Pledged Collateral as contemplated in this Section 8.1(iv) is of the essence hereof. Upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by the Company of such obligation;

          (v) Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of the Company constituting Pledged Collateral for application to the Secured Obligations as provided in Article IX hereof;

          (vi) Require the Company to execute and deliver to the Secured Parties an assignment of the Intellectual Property Collateral (the "IP Assignment"). The Company hereby authorizes the Secured Parties to complete as Assignee and record with the United States Patent and Trademark Office and the United States Copyright Office each IP Assignment;

          (vii) Exercise any and all rights as beneficial and legal owner of the Pledged Collateral, including, without limitation, perfecting assignment of and exercising any and all consensual and other rights and powers with respect to any Pledged Collateral; and

          (viii) All the rights and remedies of a secured party on default under the UCC, and the Collateral Agent may also in its sole discretion, without notice except as specified in Section 8.2 hereof, sell, assign or grant a license to use the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker's board or at any of the Collateral Agent's offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. The Collateral Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of any or all of the Pledged Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such Person as a credit on account of the purchase price of any Pledged Collateral payable by such Person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of the Company, and the Company hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Company hereby waives, to the fullest extent permitted by law, any claims against the Collateral Agent arising by reason of the fact that the price at which any Pledged Collateral may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.

          SECTION 8.2 Notice of Sale. The Company acknowledges and agrees that, to the extent notice of sale or other disposition of Pledged Collateral shall be required by law, 10 days' prior notice to the Company of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to the Company if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

          SECTION 8.3 Waiver of Notice and Claims. The Company hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Collateral Agent's taking possession or the Collateral Agent's disposition of any of the Pledged Collateral, including, without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which the Company would otherwise have under law, and the Company hereby further waives, to the fullest extent permitted by applicable law: (i) all damages occasioned by such taking of possession, (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent's rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. The Collateral Agent shall not be liable for any incorrect or improper payment made pursuant to this Article VIII in the absence of gross negligence or willful misconduct. Any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the Company therein and thereto, and shall be a perpetual bar both at law and in equity against the Company and against any and all Persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through or under the Company.

          SECTION 8.4 Certain Sales of Pledged Collateral.

          (i) The Company recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. The Company acknowledges that any such sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable law, the Collateral Agent shall have no obligation to engage in public sales.

          (ii) The Company further agrees that a breach of any of the covenants contained in this Section 8.4 will cause irreparable injury to the Collateral Agent and other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section
8.4 shall be specifically enforceable against the Company, and the Company hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.

          SECTION 8.5 No Waiver; Cumulative Remedies.

          (i) No failure on the part of the Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of the Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy; nor shall the Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law.

          (ii) In the event that the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case, the Company, the Collateral Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies and powers of the Collateral Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

          SECTION 8.6 Certain Additional Actions Regarding Intellectual Property. If any Event of Default shall have occurred and be continuing, upon the written demand of Collateral Agent, the Company shall execute and deliver to Collateral Agent an assignment or assignments of the registered Patents, Trademarks and/or Copyrights related to the Collateral and such other documents as are necessary or appropriate to carry out the intent and purposes hereof. Within five Business Days of written notice thereafter from Collateral Agent, the Company shall make available to Collateral Agent, to the extent within the Company's power and authority, such personnel in the Company's employ on the date of the Event of Default as Collateral Agent may reasonably designate to permit the Company to continue, directly or indirectly, to produce, advertise and sell the products and services sold by the Company under the registered Patents, Trademarks and/or Copyrights related to the Collateral, and such persons shall be available to perform their prior functions on Collateral Agent's behalf.

                                   ARTICLE IX

                             APPLICATION OF PROCEEDS

          The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Pledged Collateral pursuant to the exercise by the Collateral Agent of its remedies as a secured creditor as provided in Article VIII hereof shall be applied, together with any other sums then held by the Collateral Agent in the manner set forth in the Intercreditor Agreement.

                                    ARTICLE X

                                  MISCELLANEOUS

          SECTION 10.1 Concerning the Collateral Agent.

          (i) The Collateral Agent has been appointed as collateral agent pursuant to the Intercreditor Agreement. The actions of the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement. The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of the Pledged Collateral), in accordance with this Agreement and the Intercreditor Agreement. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Intercreditor Agreement. Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Collateral Agent's resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent.

          (ii) The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Collateral Agent nor any of the Secured Parties shall have responsibility for taking any necessary steps to preserve rights against any Person with respect to any Pledged Collateral.

          (iii) The Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.

          (iv) If any item of Pledged Collateral also constitutes collateral granted to Collateral Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Collateral Agent, in its sole discretion, shall select which provision or provisions shall control.

          SECTION 10.2 Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact. If the Company shall fail to perform any covenants contained in this Agreement (including, without limitation, the Company's covenants to (i) pay the premiums in respect of all required insurance policies hereunder, (ii) pay Charges, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any obligations of the Company under any Pledged Collateral) or if any warranty on the part of the Company contained herein shall be breached, the Collateral Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that Collateral Agent shall in no event be bound to inquire into the validity of any tax, lien, imposition or other obligation which the Company fails to pay or perform as and when required hereby and which the

Company does not contest in accordance in accordance with the provision of
Section 4.13 hereof. Any and all amounts so expended by the Collateral Agent shall be paid by the Company in accordance with the provisions of Section 10.3 hereof. Neither the provisions of this Section 10.2 nor any action taken by Collateral Agent pursuant to the provisions of this Section 10.2 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of warranty form constituting an Event of Default. The Company hereby appoints the Collateral Agent its attorney-in-fact, with full authority in the place and stead of the Company and in the name of the Company, or otherwise, from time to time in the Collateral Agent's discretion to take any action and to execute any instrument consistent with the terms of the Intercreditor Agreement and the other collateral documents which the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. The Company hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

          SECTION 10.3 Expenses. The Company will upon demand pay to the Collateral Agent the amount of any and all costs and expenses, including the fees and expenses of its counsel and the fees and expenses of any experts and agents which the Collateral Agent may incur in connection with (i) any action, suit or other proceeding affecting the Pledged Collateral or any part thereof commenced, in which action, suit or proceeding the Collateral Agent is made a party or participates or in which the right to use the Pledged Collateral or any part thereof is threatened, or in which it becomes necessary in the judgment of the Collateral Agent to defend or uphold the Liens hereof (including, without limitation, any action, suit or proceeding to establish or uphold the compliance of the Pledged Collateral with any requirements of any Governmental Authority or law), (ii) the collection of the Secured Obligations, (iii) the enforcement and administration hereof, (iv) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (v) the exercise or enforcement of any of the rights of the Collateral Agent or any Secured Party hereunder or (vi) the failure by the Company to perform or observe any of the provisions hereof. All amounts expended by the Collateral Agent and payable by the Company under this Section 10.3 shall be due upon demand therefor (together with interest thereon accruing at the highest rate then in effect under the Purchase Agreements during the period from and including the date on which such funds were so expended to the date of repayment) and shall be part of the Secured Obligations. The Company's obligations under this Section 10.3 shall survive the termination hereof and the discharge of the Company's other obligations under this Agreement, the Purchase Agreements and the other collateral documents.

          SECTION 10.4 Indemnity.

          (i) Indemnity. The Company agrees to indemnify, pay and hold harmless the Collateral Agent and each of the other Secured Parties and the officers, directors, employees, agents and Affiliates of the Collateral Agent and each of the other Secured Parties (collectively, the "Indemnitees") from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs (including, without limitation, settlement costs), expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) which may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement, the Purchase Agreements, the Securities, the Preferred Stock, the Certificate of Designation any other collateral document or any other document evidencing the Secured Obligations (including, without limitation, any misrepresentation by the Company in this Agreement, the Purchase Agreements, the Securities, the Preferred Stock, other collateral document or any other document evidencing the Secured Obligations) (the "Indemnified Liabilities"); provided, however, that no Company shall have any obligation to an Indemnitee hereunder with respect to Indemnified Liabilities if it has been determined by a final decision (after all appeals and the expiration of time to appeal) of a court of competent jurisdiction that such Indemnified Liabilities arose from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Company shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

          (ii)   Survival. The obligations of the Company's contained in this
Section 10.4 shall survive the termination hereof and the discharge of the Company's other obligations under this Agreement, the Purchase Agreements and under the other collateral documents.

          (iii) Reimbursement. Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute Secured Obligations secured by the Pledged Collateral.

          SECTION 10.5 Continuing Security Interests; Assignment. This Agreement shall create a continuing security interest in the Pledged Collateral and shall
(i) be binding upon the Company, their respective successors and assigns and
(ii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Secured Parties and each of their respective successors, transferees and assigns. No other Persons (including, without limitation, any other creditor of the Company) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise.

          SECTION 10.6 Termination; Release. The Pledged Collateral shall be released from the Liens of this Agreement in accordance with the provisions of the Purchase Agreements. Upon termination hereof or any release of Pledged Collateral in accordance with the provisions of the Purchase Agreements, the Collateral Agent shall, upon the request and at the sole cost and expense of the Company, assign, transfer and deliver to Company, against receipt and without recourse to or warranty by the Collateral Agent, such of the Pledged Collateral to be released (in the case of a release) as may be in possession of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Pledged Collateral, proper documents and instruments (including UCC-3 termination statements or releases) acknowledging the termination hereof or the release of such Pledged Collateral, as the case may be.

          SECTION 10.7 Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by the Company therefrom, shall be effective unless the same shall be made in accordance with the terms of the Purchase Agreements and the Certificate of Designation unless in writing and signed by the Collateral Agent. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by the Company from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other document evidencing the Secured Obligations, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

          SECTION 10.8 Notices. Unless otherwise provided herein or in the Purchase Agreements, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Purchase Agreements, as to the Company, addressed to it at the address of the Company set forth in the Purchase Agreements and as to the Collateral Agent, addressed to it at the address set forth in the Intercreditor Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 10.8.

          SECTION 10.9 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

          SECTION 10.10 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE COMPANY WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND APPELLATE COURTS OF ANY THEREOF, AND BY EXECUTION AND DELIVERY HEREOF, THE COMPANY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. THE COMPANY AGREES THAT SERVICE OF PROCESS IN ANY PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF
MAIL), POSTAGE PREPAID, TO THE COMPANY AT ITS ADDRESS SET FORTH IN THE PURCHASE AGREEMENTS OR AT SUCH OTHER ADDRESS OF WHICH THE COLLATERAL AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. IF ANY AGENT APPOINTED BY THE COMPANY REFUSES TO ACCEPT SERVICE, THE COMPANY HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE COLLATERAL AGENT TO BRING PROCEEDINGS AGAINST THE COMPANY IN THE COURTS OF ANY OTHER JURISDICTION. THE COMPANY HEREBY IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          SECTION 10.11 Severability of Provisions. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

          SECTION 10.12 Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

          SECTION 10.13 Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

          SECTION 10.14 No Credit for Payment of Taxes or Imposition. The Company shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Security Purchase Agreement or the Securities, or any liquidation preference or dividends under the Preferred Stock Purchase Agreement or the Preferred Stock, and the Company shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Pledged Collateral or any part thereof.

          SECTION 10.15 No Claims Against Collateral Agent. Nothing contained in this Agreement shall constitute any consent or request by the Collateral Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Pledged Collateral or any part thereof, nor as giving the Company any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Collateral Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Liens hereof.

          SECTION 10.16 Obligations Absolute. All obligations of the Company hereunder shall be absolute and unconditional irrespective of:

          (i) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of the Company;

          (ii) any lack of validity or enforceability of the Purchase Agreements, the Securities, the Preferred Stock or any other collateral document, or any other agreement or instrument relating thereto;

          (iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Purchase Agreements, the Securities, the Preferred Stock or any other collateral document, or any other agreement or instrument relating thereto;

          (iv) any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

          (v) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Purchase Agreements, the Securities, the Preferred Stock or any other collateral document except as specifically set forth in a waiver granted pursuant to the provisions of
     Section 10.7 hereof; or

          (vi)   any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Company.


                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the Company and the Collateral Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

                                        WOMEN FIRST HEALTHCARE, INC.



                                        By:        /s/ Charles M. Caporale
                                           -----------------------------------
                                           Name:   Charles M. Caporale
                                           Title:  Chief Financial Officer


                                        CIBC WMC INC.,
                                             as Collateral Agent


                                        By:        /s/ T. Worsley
                                           -----------------------------------
                                           Name:   Todd Worsley
                                           Title:  Managing Director